Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO GLOBAL ANNOUNCES WITHDRAWAL OF PETITION FOR REVIEW IN BOEING LITIGATION

Kirkland, Wa. (Business Wire) June 25, 2012 – ICO Global Communications (Operations) Ltd. (“ICO”), a subsidiary of Pendrell Corporation (NASDAQ: PCO), announced today that it has withdrawn its petition for review to the California Supreme Court in connection with its litigation against The Boeing Company (“Boeing”) and certain of its subsidiaries. The withdrawal comes following the execution of a settlement agreement with Boeing pursuant to which Boeing waived its right to appellate court costs and agreed to pay $10 million to ICO.

On April 13, 2012, the California Court of Appeal reversed a 2008 California Superior Court ruling that had awarded ICO $603 million for breach of contract, fraud and tortious interference. The Court of Appeal also awarded Boeing its appellate court costs, which Boeing had indicated would be substantial. ICO filed a petition to the California Supreme Court on May 23, 2012 requesting further review of the case.

“As we previously indicated, the likelihood of the California Supreme Court agreeing to hear our case was remote. Furthermore, we anticipated several years of additional litigation with Boeing relating to its attempt to recover costs from ICO” commented Bob Jaffe, general counsel of Pendrell. “As a result, we believe this settlement is in ICO’s best interests.”

About Pendrell Corporation

Pendrell is headquartered in Kirkland, Washington. For more information about Pendrell, visit www.pendrell.com.

Contact:

Christopher Doherty

Pendrell Corporation

703-928-3279

christopher.doherty@pendrell.com

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